EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of March 18, 2011 (the “Effective Date”), is made by and between NCO GROUP, INC., a Pennsylvania corporation (the “Company”), and Ronald Rittenmeyer (the “Executive”).

In consideration of their mutual promises and covenants set forth herein, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.                                      Employment.  The Company hereby employs the Executive and the Executive accepts such employment on the terms and conditions hereinafter set forth.

2.                                      Term.  The initial term of this Agreement shall be for a period of one year commencing on the Effective Date, unless terminated sooner pursuant to Section 5 hereof (the “Term of Employment”).  The Term of Employment may be extended, subject to the same terms, conditions and limitations as provided herein, for an additional one year period on each anniversary of the Effective Date if mutually agreed to by the parties prior to the expiration of the Term of Employment.

3.                                      Duties and Positions.  Subject to the terms and provisions set forth in this Agreement, the Company hereby agrees that during the Term of Employment, the Executive will be employed as the President and Chief Executive Officer of the Company, with such duties and responsibilities as may be reasonably required of or assigned to him by the Board of Directors of the Company (the “Board”) or its designee.  During the Term of Employment, the Executive will report to the Board or the Board’s designee, which designee shall be a member of the Board.  During the Term of Employment, the Executive’s office shall be located in the Dallas, Texas area.

3.1.                            Efforts.  During the Term of Employment, the Executive shall devote his full business time, attention, energies and best efforts to the performance of his duties hereunder and to the promotion of the business and interests of the Company and of any corporate subsidiaries or affiliated companies.  Notwithstanding the above, the Executive shall, to the extent such service does not interfere with the performance of his duties hereunder, be permitted to (i) continue as the CEO of Turnberry Advisors and (ii) serve on the following boards: American International Group, Inc., Tenet Healthcare Corporation, and IMS Health, Inc.

3.2.                            Board Position.  The Executive shall, as of the Effective Date, be designated as an observer to the Board and shall be invited to all Board meetings (whether in person or telephonic) and, as soon as practicable after such designation as determined by the Company’s Controlling Shareholder (as defined below), shall be appointed or elected to the Board and shall remain a member of the Board or an observer thereto, as the case may be, during the Term of Employment.

4.                                      Compensation and Other Benefits.

4.1.                            Base Salary.  During the Term of Employment, the Executive shall receive a base salary at a rate of $1,000,000 per annum payable in accordance with the Company’s normal payroll practices (“Base Salary”).

4.2.                            Annual Bonus.  During the Term of Employment, the Executive shall be eligible to receive an annual performance bonus, subject to the attainment of annual performance goals as mutually agreed to by the Executive and the Board.  The Executive’s annual target performance bonus will be 100% of Base Salary (the “Target Bonus”); provided that the Executive’s bonus in any given year may exceed the Target Bonus if so determined by the Board in its sole discretion.  Any such bonus awarded to the Executive pursuant to this Section (the “Bonus”) shall be paid by March 15th of the year following the year to which such Bonus relates.  The Bonus payable with respect to any partial fiscal year of the Term of Employment shall be appropriately prorated.

4.3.                            Equity Grant.  No later than May 31, 2011, the Executive will be eligible to participate in and receive equity in the Company, or stock options or similar equity based awards, pursuant to the terms and conditions of an equity plan or program, as may be determined by the Board in its sole discretion.

4.4.                            Benefit Plans.  During the Term of Employment, the Executive will be eligible to participate in all insurance and other welfare or pension benefit programs of the Company pursuant to the terms and conditions thereof.

4.4.1.                  Office.  During the Term of Employment, the Executive will be provided with office space in the Dallas, Texas area.

4.4.2.                  Car Allowance.  During the Term of Employment, the Executive will be entitled to participate in the Company’s automobile program (including the allowance and leasing programs) pursuant to the terms and conditions thereof.

4.4.3.                  Housing Expenses. During the Term of Employment, the Company shall reimburse the Executive for all reasonable temporary housing and reasonable related expenses incurred by the Executive while staying in the Horsham, Pennsylvania area on Company business.

4.4.4.                  Tax Gross-Up.  During the Term of Employment, the Executive shall receive an additional payment (a “Tax  Gross-Up Payment”) in an amount equal to any increase in the Executive’s income tax attributable to the benefit resulting from the benefits provided under Sections 4.4.2 and 4.4.3 which are included in, other than to the extent actually deductible as an adjustment to, the Executive’s gross income for income tax purposes (the “Expense Benefits”), increased by an amount equal to any additional income taxes which are imposed on the Tax Gross-Up Payment, such that the Executive retains an amount of the Tax Gross-Up Payment equal to the income tax attributable to the payment of the Expense Benefits.  The Tax Gross-Up Payment shall be paid to the Executive as soon as practicable after, but in no event later than sixty (60) days following the date on which the Executive remits the income tax attributable to the Expense

Benefit, subject to the Executive’s provision of supporting documentation in accordance with Company policy.

4.4.5.                  Business Expenses.  During the Term of Employment, the Company will pay, or reimburse the Executive for all ordinary and reasonable out-of-pocket business expenses incurred by the Executive in connection with his performance of services hereunder.  The Executive shall follow the Company’s expense authorization and approval procedures then in effect, including presentation to the Company of an itemized account and written proof of such expenses.

4.4.6.                  Legal Fees.  The Company will reimburse the Executive for actual and reasonable legal fees incurred in connection with the review and execution of this Agreement and other documents and matters related thereto or contemplated thereby.  Such reimbursement shall not exceed $15,000.

4.4.7.                  Business-related Aircraft Usage.  During the Term of Employment, and subject to applicable law, rules and regulations (including without limitation IRS regulations and requirements) and if, in the reasonable exercise of  the Executive’s judgment, the Executive determines that there exists no superior alternative method of air travel available to the Executive in a particular situation or situations (taking into account cost, convenience, personnel security, business meeting locations, urgencies and exigencies, travel logistics, and other relevant factors and considerations), the Executive shall have the right to use his indirectly owned and managed aircraft for business travel in connection with the performance of his services hereunder, including without limitation business travel to and from the Executive’s Dallas, Texas office location.  During the Term of Employment, the Company shall reimburse the Executive for or pay directly any costs and expenses directly attributable to the use of the aircraft for such purposes.  Personal usage of the aircraft by the Executive shall not be reimbursed or paid for by the Company.  If any such reimbursements or payments by the Company include or cover any personal usage of the aircraft (such as, by way of example only, an extension of a business trip for personal reasons or spouse accompaniment (to the extent of incremental out-of-pocket or other costs) and related costs), the Executive shall promptly reimburse the Company for any such reimbursement or direct payments made by the Company.

5.                                      Termination.  Upon the occurrence of any termination of the Executive’s employment (the “Termination Date”), the Executive shall and shall be deemed to immediately resign as an observer to the Board or from membership on the Board, if and as applicable, and from any committees thereof (and the Executive shall promptly tender to the Board a written resignation letter effecting the foregoing).  Except as specifically provided in this Section 5, all other rights the Executive may have to compensation from the Company or its Affiliates shall terminate upon the Termination Date.

5.1.                            Death.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Term of Employment.  Upon such termination of employment, the estate of the Executive shall receive any Base Salary earned but unpaid as of the Termination

Date and a pro-rated Target Bonus for the year in which death occurs in a lump sum within 10 business days following the Termination Date.

5.2.                            Termination by the Company.  During the Term of Employment, the Company may terminate the Executive’s employment for any reason upon 60 days advance notice.  If, during the Term of Employment, the Executive’s employment is terminated by the Company, the Executive shall be entitled to receive any Base Salary earned but unpaid as of the Termination Date in a lump sum within 10 business days following the Termination Date.  Additionally, contingent upon the Executive’s execution of a general release substantially in the form attached as Exhibit A, which becomes effective within thirty (30) days following the Termination Date, the Executive shall receive Base Salary continuation for the then remaining Term of Employment (determined without reference to any further extensions after the Termination Date) and a pro-rated Target Bonus for the year in which such termination occurs paid in lump sum (the “Severance Payment”).  The Severance Payment shall be payable in accordance with the Company’s payroll practices, which shall commence thirty (30) days following the Termination Date.

5.3.                            Termination by Executive. During the Term of Employment, the Executive’s employment may be terminated at the election of the Executive for any reason upon 60 days advance notice, the Executive shall receive any Base Salary earned but unpaid as of the Termination Date in a lump sum within 10 business days following the Termination Date.

5.4.                            Violation of Restrictive Covenants.  Without limiting the Company’s remedies as set forth in Section 6, upon the Executive’s breach of any restrictions set forth in Section 6, the Company will have no obligation to continue to pay or provide any of the amounts under this Section 5.

6.                                      Restrictive Covenants.

6.1.                    Unauthorized Disclosure.  The Executive agrees that he shall not, for any reason or purpose whatsoever, during or after the Executive’s employment with the Company, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, the Executive shall use his commercially reasonable best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder (including without limitation any disclosures to the Controlling Shareholder (as defined below)), disclose any confidential or proprietary trade secrets, customer lists, marketing plans, management organization information (including, but not limited to, data and other information relating to members of the Board, the Company, the Company’s management or any of their affiliates), operating policies or manuals, business plans, financial records, design or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or (ii) that the Company or any of its affiliates  may receive belonging to customers or others who do business with the Company or any of its affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information (A) has been previously disclosed to the public or is in the public domain (in each case, other than by reason of the Executive’s breach of this Section 6.1 or a breach by any other person who is party to an agreement providing for similar protection to Confidential Information (provided that the Executive knows or should know of the existence of such agreement)) or (B) no longer has a significant business purpose for the Company.

6.2.                    Non-Solicitation.

6.2.1.                  Employees.  During the Term of Employment and for one year thereafter, the Executive shall not, directly or indirectly, for his own account or for the account of any person or entity in any jurisdiction in which the Company or any of its affiliates have commenced operations during the Executive’s employment: solicit for employment, employ, engage or otherwise interfere with the relationship of the Company or any of its affiliates with any natural person throughout the world who, at the time of such activity or at any time in the 12-month period preceding such activity, is or was employed by the Company or any of its affiliates.

6.2.2.                  Customers.  During the Term of Employment and for one year thereafter, the Executive shall not, directly or indirectly, for his own account or for the account of any person or entity in any jurisdiction in which the Company or any of its affiliates have commenced operations during the Executive’s employment contact, solicit, divert, call on, take away or do business with, or attempt to contact, solicit, divert, call on, take away or do business with, any past, present or prospective customer of the Company or any of its subsidiaries.

6.3.                    Non-Interference.  During the Term of Employment and for one year thereafter, the Executive shall not directly or indirectly, interfere with or attempt to entice away from the Company or any of its affiliates any significant vendor or supplier (including a supplier of services) of the Company.

6.4.                    Injunctive Relief.  The Executive acknowledges that the restrictions contained in Section 6 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provisions of Section 6 will result in irreparable injury to the Company.  The Executive also acknowledges that the Company shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company is or may be entitled.  In the event of any such violation, the Company shall be entitled to commence an action for temporary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction and Employee further irrevocably submits to the jurisdiction of any Pennsylvania court or Federal court sitting in the Eastern District of Pennsylvania over any suit, action or proceeding arising out of or relating to Section 6.  The Executive hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction or to the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in any inconvenient forum.  Effective service of process may be made upon the Executive by mail under the notice provisions contained in Section 7 hereof.

6.5.                            Special Severability.  The terms and provisions of this Section 6 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 6 be reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 6 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

7.                                      Notices.  All notices, request, demands, claims and other communications hereunder will be in writing.  Any notices, requests, demands, claims or communications hereunder shall be deemed fully given if such are sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To the Company:	NCO Group, Inc.
507 Prudential Road
Horsham, PA 19044
Attn: Joshua Gindin, Esquire
Fax: (215) 441-3931

With a copy to:	Stephen W. Skonieczny, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Fax: (212) 698-3599

To the Executive:	at his residence address most recently filed with the Company;

Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.  Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

8.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law.

9.                                      Indemnification.  The Company shall indemnify the Executive and hold him harmless from and against any and all losses, claims, damages and liabilities to which the Company and/or the Executive may become subject arising out of the Executive’s employment hereunder and/or his service as an observer or member of the Board to the fullest extent permitted by law and in accordance with the provisions of Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law (Sections 1741 through 1750).  The Company shall advance and/or reimburse on an unsecured basis the Executive upon demand for any reasonable legal or other expenses incurred or reasonably expected to be incurred in connection with investigating or defending any of the foregoing.  The Company shall cover the Executive under a policy of Directors and Officers Liability Insurance during the Term of Employment and for six (6) years thereafter.

10.                               Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same are required to be withheld pursuant to any applicable law or regulation.

11.                               Section 409A Compliance.  The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement.

11.1.1.  It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).  Neither the Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

11.1.2.  If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made as set forth in this Agreement.

11.1.3.  If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

11.1.3.1.  Each installment of the severance payments due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

11.1.3.2.  Each installment of the severance payments due under this Agreement that is not described in Section 11.1.3.1 above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the

Executive’s separation from service and any subsequent installments, if any, being paid as set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

11.1.4. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

11.1.5.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

12.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.                               Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

14.                               Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.  Signatures signed and delivered by fax or e-mail will be considered original signatures.

15.                               Consulting Agreement/Definition.  Reference is hereby made to the Consulting Agreement, dated December 1, 2010, by between the Company and its subsidiaries (collectively with the Company, “NCO”) and Turnberry Associates LLC (“Turnberry”) (the “Consulting Agreement”). In connection with the Executive’s appointment, effective March 18, 2011, as the Company’s Chief Executive Officer and President, the Executive and the NCO agree and acknowledge that the Consulting Agreement has been terminated, effective as of March 18, 2011 and immediately prior to such appointment; provided, however, that accrued fee payment obligations thereunder, paragraph 4 (Confidential information), paragraph 5 (Indemnification), paragraph 6 (Disclaimer) and paragraph 7 (Maximum Liability) shall survive such termination and remain in full force and effect. The Executive also hereby waives written notice of such termination of the Consulting Agreement and shall cause Turnberry to do the same. For purposes of this Agreement, “Controlling Shareholder” means One Equity Partners II, L.P., a limited partnership organized under the laws of the Cayman Islands.

16.                               Contents of Agreement; Amendment and Assignment.  This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes, cancels and replaces all other employment agreements, whether written or unwritten, between the Employee and the Company or any of its affiliates or predecessors.  This agreement cannot be changed, modified or terminated except upon written amendment duly executed by the parties hereto.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable in whole or in part by the Executive.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

NCO GROUP, INC.

By:	/s/ Joshua Gindin
Name:	Joshua Gindin, Esq.
Its:	Executive Vice President and General Counsel

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/s/ Ronald A. Rittenmeyer
Ronald A. Rittenmeyer

Dated:	March 24, 2011

EXHIBIT A

General Release

IN CONSIDERATION for other good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Agreement, dated as of March 18, 2011, (the “Employment Agreement”) by and between Ronald Rittenmeyer (the “Executive”) and NCO GROUP, INC. (the “Company”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, relating to the Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any employment-related federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York State and New York City Human Rights Laws, the New York Labor Laws [INSERT OTHER APPLICABLE FEDERAL AND STATE LAWS], and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from any of the Company’s obligations to him under (a) the Employment Agreement, (b) any indemnification agreement between the Executive and the Company, (c) any tax qualified pension plan of the Company, (d) Losses arising under the ADEA which arise after the date on which the Executive executes this general release or (e) any obligation of the Company pursuant to any securities of the Company that the Executive owns.  It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

The Executive represents and warrants that he fully understands the terms of this general release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act.  Except as otherwise provided herein, the Executive understands that as a result of executing this general release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any lawsuit against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding.  However, nothing in this general release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this general release solely with respect to the Executive’s waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

The Executive may take twenty-one (21) days to consider whether to execute this General Release.  Upon the Executive’s execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the Company.  If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Dated: